UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Uber Technologies, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

We are filing the accompanying Amendment No. 1 to our Proxy Statement on Schedule 14A for the sole purpose of including certain Inline eXtensible Business Reporting Language data tagging, which was inadvertently omitted by a service provider from the original Proxy Statement. There are no other modifications or updates to any disclosures included in the original Proxy Statement.

Equity Grant & Approval Timing Practices

The Company maintains the Equity Grant Award Policy (Equity Policy), which is intended to prevent stock option backdating and other grant timing issues in relation to the release of material, non-public information. Under the Equity Policy, the Compensation Committee approves annual equity awards and other off-cycle equity awards, including in connection with new hires and promotions, to executive officers who are subject to Section 16(a) of the Exchange Act and other senior executives. The Compensation Committee has delegated authority to the Equity Grant Committee, which currently consists of the CEO, to approve equity awards to other employees, within certain parameters. Annual equity awards to all employees are generally approved by the Equity Grant Committee or the Compensation Committee, as applicable, in March of each year. Off-cycle equity awards to new hires, employees receiving promotions, and other special circumstances are generally approved on the 16th day of the calendar month or such other date determined by the Equity Grant Committee or the Compensation Committee.

For all stock options or stock appreciation rights, the exercise price is the closing price of our common stock on the NYSE on the date of the grant. If the grant date falls on a non-trading day, the exercise price is the closing price of our common stock on the NYSE on the next trading day following the date of grant.

No off-cycle stock option awards were granted to NEOs in fiscal year 2024. During fiscal year 2024, we did not grant equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material, nonpublic information. We have not timed the grant of equity awards in anticipation of the release of material, non-public information or timed the disclosure of material, nonpublic information for the purpose of affecting the value of executive compensation for NEO grants in fiscal year 2024.